U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

Eubel                                Ronald              L.
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   (Last)                           (First)             (Middle)

c/o Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive Suite 210
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                                    (Street)

Dayton                               Ohio                45459
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Williams Controls, Inc. -- WMCO


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

5/02
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5.   If Amendment, Date of Original (Month/Year)


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

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                     6.
                                              4.                       5.            Owner-
                                              Securities Acquired (A)  Amount of     ship
                                3.            or Disposed of (D)       Securities    Form:      7.
                                Transaction   (Instr. 3, 4 and 5)      Beneficially  Direct     Nature of
                   2.           Code          -----------------------  Owned at End  (D)or      Indirect
1.                 Transaction  (Instr. 8)               (A)           of Month      Indirect   Beneficial
Title of Security  Date         -----------   Amount     or    Price   (Instr. 3     (I)        Ownership
(Instr. 3)         (mm/dd/yy)   Code    V                (D)           and 4)        (Instr.4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------

Common Stock       05/29/02     J             36,000***   D            732,642*      I          **
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==========================================================================================================

     If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                    9.             Owner-
                                                                                                    Number         ship
                                                                                                    of             Form
                2.                                                                                  Deriv-         of
                Conver-                   5.                              7.                        ative          Deriv-   11.
                sion                      Number of                       Title and Amount          Secur-         ative    Nature
                or                        Derivative    6.                of Underlying     8.      ities          Secur-   of
                Exer-             4.      Securities    Date              Securities        Price   Bene-          ity:     In-
                cise    3.        Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially       Direct   direct
                Price   Trans-    action  or Disposed   Expiration Date   ----------------  Deriv-  Owned          (D) or   Bene-
1.              of      action    Code    of(D)         (Month/Day/Year)           Amount   ative   at End         In-      ficial
Title of        Deriv-  Date      (Instr. (Instr. 3,    ----------------           or       Secur-  of             direct   Owner-
Derivative      ative   (Month/   8)      4 and 5)      Date     Expira-           Number   ity     Month          (I)      ship
Security        Secur-  Day/      ------  ------------  Exer-    tion              of       (Instr. (Instr.        (Instr.  (Instr.
(Instr. 3)      ity     Year)     Code V   (A)   (D)    cisable  Date     Title    Shares   5)      4)             4)       4)
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


Series A        $2.75   05/29/02   V        0     0     4/17/98    N/A    Common   545,455                          I        **
Con Pfd Stock                                                             Stock
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Conv. Sub.      $2.00   05/29/02   V        0     0     4/19/00    N/A    Common   140,000                          I        **
Deb. 7.5%                                                                 Stock
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Warrants $2.38  $2.38   05/29/02   V        0     0     3/31/00  3/31/03  Common    28,000                          I        **
                                                                          Stock
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Warrants $1.38  $1.38   05/29/02   V        0     0     3/01/01  3/01/04  Common   862,500                          I        **
                                                                          Stock
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Series A        $3.13   05/29/02   V        0     0     7/22/99  7/22/04  Common    38,181          1,614,136       I        **
Warrants                                                                  Stock
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====================================================================================================================================

Explanation of Responses:
* The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
**  General Partner or Principal of Investment Manager.
*** Termination of advisory client.

/s/ Ronald L. Eubel                                      June 5, 2002
---------------------------------------------            -----------------------
       Signature of Reporting Person                         Date


       Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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